Anne-Marie Megela	Exhibit 99.1
Senior Director, Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevityhr.com

GEVITY ANNOUNCES PROPOSED SECONDARY OFFERING OF
COMMON STOCK

BRADENTON, Florida, April 22, 2004 – Gevity (NASDAQ: GVHR) announced today that it has filed a registration statement with the Securities and Exchange Commission covering a proposed underwritten public offering of common stock, of which 1,750,000 shares are proposed to be offered by the Company, 3,535,000 shares are proposed to be offered by holders of Gevity’s Series A convertible, redeemable preferred stock and 215,000 shares are proposed to be offered by management, members of the Board of Directors and others. An overallotment option covering 825,000 shares will be granted to the underwriters.

Gevity intends to use the net proceeds from the offering to repay approximately $20 million of indebtedness incurred to partially fund its acquisition of the client portfolio of EPIX Holdings Corporation and to use the balance for working capital and other general corporate purposes, which may include the funding of acquisitions. Gevity will not receive any of the proceeds from the sale of common stock by the selling stockholders.

The joint book-running managers for the offering are Credit Suisse First Boston and Lehman Brothers. Co-managers for the offering are SunTrust Robinson Humphrey, JMP Securities and Roth Capital Partners.

Gevity is a leading provider of comprehensive human capital management solutions to small and medium-sized businesses in the United States.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, copies of the preliminary prospectus relating to the offering may be obtained from: Credit Suisse First Boston, Prospectus Dept., One Madison Ave., New York, N. Y. 10010, and Lehman Brothers, Prospectus Dept., 745 Seventh Avenue, New York, N. Y. 10019.

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press release